Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2014 second quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Overall I was pleased with our performance in the second quarter. Net new sales, a key driver of future revenue growth, increased 25% over the first quarter 2014, and net income increased a very healthy 18% quarter-over-quarter.

Before I continue, I’ll return the call to Kevin for his review of our second quarter financial performance.

Kevin

Thank you, Mike.

Net new sales of $4.1 million were added in the second quarter of 2014, including $562,000 for Customer Connect. Total contract value at the end of the second quarter was $99.5 million, which includes $1.3 million of total contract value for Customer Connect.

Revenue for the second quarter 2014 was $24.0 million, an increase of 7% over the second quarter of 2013. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross selling, and increasing contract value in our existing client base. Second quarter 2014 results include $154,000 of revenue from Customer Connect.

Consolidated operating income for the second quarter of 2014 was $6.3 million or 26% of revenue, compared to $5.5 million or 25% of revenue for the same period last year. The 2014 second quarter consolidated operating income includes $389,000 in operating losses from Customer Connect. Operating income for the second quarter 2014 without the Customer Connect losses was $6.7 million, which represents a 28% operating income margin and an increase in operating income of 20% over the second quarter of 2013.

Total operating expenses for the second quarter increased from $16.8 million in 2013, to $17.7 million in 2014.

Direct expenses increased to $10.8 million for the second quarter 2014, compared to $9.5 million for the same period in 2013. Direct expenses as a percent of revenue were 45% for the second quarter 2014 and are expected to average 42% of revenue for the full year in 2014.

Selling, general and administrative expenses decreased to $6.0 million, or 25% of revenue, for the second quarter 2014, compared to $6.4 million or 29% of revenue for the same period in 2013. Second quarter 2013 expenses included $250,000 of costs related to the recapitalization. SG&A expense for the second quarter of 2014 without Customer Connect was $5.6 million or 23% of revenue.

Including the incremental expenses that are projected to be incurred for Customer Connect resources, consolidated SG&A expense is expected to average 25% of revenue for the full year of 2014.

Depreciation and amortization expense for the second quarter 2014 was $927,000, compared to $932,000 in the second quarter of 2013. The decrease was attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the second quarter 2014 and is expected to also be 4% of revenue for the full year in 2014.

The provision for income taxes totaled $2.2 million for the second quarter 2014, compared to $2.0 million for the same period in 2013. The effective tax rate was 35.3% for the second quarter of 2014, compared to an effective tax rate of 37.1% in the second quarter of 2013. The effective tax rate has decreased in 2014 as a result of reduced expense from state income taxes. The effective tax rate is expected to average 35% for the full year in 2014.

Net income for the second quarter 2014 increased by 18% to $4.1 million, compared to $3.4 million in 2013. Our net income margin for the second quarter increased to 17%, compared to 15% in 2013. For the second quarter of 2014, our combined non-GAAP diluted earnings per share were $0.16, compared to $0.14 for the second quarter of 2013.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As referenced, new sales are improving and are doing so for a variety of reasons, the most important of which is that healthcare organizations are placing increased value on the voice of the customer. This is driving an increasing demand for our product portfolio. Let me provide a few key examples.

One is our patient experience product where we are witnessing increased demand being driven by additional CAHPS requirements, value-based purchasing programs, and a growing number of other financial incentives and/or penalties tied to patient experience.

We are also seeing increased international interest in our Picker Patient Experience measurement tools. As you are aware, our Picker tools are the basis of the required HCAHPS measures in the United States. We have recently signed an intellectual property agreement with the Australian government which has selected Picker as its national standard. Australia now joins the UK and several European countries that standardize on Picker as their national patient experience measurement tool.

Interest in the voice of the customer is also growing regarding brand equity.

As healthcare systems acquire acute care hospitals and other providers across the continuum, how best to manage the brand becomes a board room debate. In fact, in a recently released paper on mega challenges for healthcare providers, brand strategy and management were high on the list. Our Market Insights product has been tracking brand equity for 27 years and across all of healthcare, we are the recognized measurement standard for all things brand.

Tracking and understanding the impact of social media was also cited as a key challenge for healthcare. Our Market Insights product was early in monitoring social media impact and we are looking at additional tools to address this growing challenge for healthcare providers.

In summary, brand and social media are two examples of why demand for our Market Insights product, which is all about listening to the customer, is increasing.

We don’t talk about the Market Insights product as often as we should. It may surprise many that 365 days a year, for each of the largest 250 markets in the U.S., we capture consumers’ health-related attitudes, preferences and behaviors. In fact, Market Insights has become the largest consumer tracking study in the country, independent of industry. Clearly this is a powerful and likely insurmountable barrier to entry. And, as we all are aware, the growing appetite for the voice of the customer is also a core driver for Customer Connect.

NRC “is” the voice of the customer for a growing number of healthcare organizations and we have a product road map to drive those voices into the far greater numbered hallways and board rooms going forward.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.